EXHIBIT 99.1

[LOGO]                                                       One Jake Brown Road
BLONDER                                                Old Bridge, NJ 08857-1000
TONGUE                                         (732) 679-4000 Fax (732) 679-4353
LABORATORIES, INC.                                         www.blondertongue.com


For Immediate Release:                          Contact: James A. Luksch
----------------------                                   Chairman and
August 12, 2004                                          Chief Executive Officer
                                                         (732) 679-4000


               BLONDER TONGUE REPORTS 2004 SECOND QUARTER RESULTS
               --------------------------------------------------


OLD BRIDGE, NEW JERSEY, August 12, 2004 - Blonder Tongue Laboratories, Inc. (AMEX: "BDR") today reported net sales of $10,917,000 for the second quarter 2004, a 27.9 percent increase over net sales of $8,534,000 reported in the second quarter 2003.

Earnings for the second quarter 2004 were $236,000, or $0.03 per share, a marked improvement over last year's net loss of $390,000, or ($0.05) per share, for the comparable period.

Commenting on the second quarter 2004 results, James A. Luksch, Chief Executive Officer, said, "As we predicted in Blonder Tongue's first quarter 2004 earnings release, the anticipated increased sales in core, telephony, and high speed data products and services were realized and the Company returned to profitability. Activity in digital products also rebounded in the second quarter. Looking forward to the balance of the year, we anticipate continued progress in all areas, fueled by increased sales of the Company's unique Voice, Video and Data solution products."

New product sales for Telephony and Data lines totaled $495,000 in the second quarter 2004, increased from $5,000 in the second quarter 2003. Digital product sales were $793,000, increased from $223,000 in the comparable period in 2003. Also included in net sales are revenues from BDR Broadband of $393,000, a 64%increase over the $239,000 reported for the comparable period in 2003.

Founded in 1950, Blonder Tongue Laboratories is a leading U.S. designer, manufacturer, and supplier of a comprehensive line of broadband systems equipment and technical engineering services for Voice, Video and Data service providers. With optimized technologies, simplified deployment and qualified technical assistance, the service provider reduces costs, increases customer satisfaction and increases profitability. For more information regarding Blonder Tongue or its products, please visit the Company's Web site at www.blondertongue.com or contact the Company directly at (732) 679-4000.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes "forward-looking" statements and accordingly, the cautionary statements contained in Blonder Tongue's Annual Report and Form 10-K for the year ended December 31, 2003 (See Item 1: Business and Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words "believe", "expect", "anticipate", "project", and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue's actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue's "forward-looking" statements.

                                     -MORE-

                        Blonder Tongue Laboratories, Inc.
                    Consolidated Summary of Operating Results
                      (in thousands, except per-share data)
                                  (unaudited)


                                        Three months ended       Six months ended
                                             June 30,               June 30,
                                       -------------------    --------------------
                                         2004       2003        2004        2003
                                       --------   --------    --------    --------
Net sales                              $ 10,917   $  8,534    $ 19,446    $ 17,136
Gross profit                              3,080      2,675       6,021       4,834
Earnings (loss) from operations             247       (353)        125      (1,304)
Net earnings (loss)                         236       (390)       (161)     (1,148)
Net earnings (loss) per share:
   Basic                               $   0.03   $  (0.05)   $  (0.02)   $  (0.15)
   Diluted                             $   0.03   $  (0.05)   $  (0.02)   $  (0.15)

Weighted average shares outstanding:
   Basic                                  8,002      7,500       7,999       7,519
   Diluted                                8,026      7,500       7,999       7,519



                       Consolidated Summary Balance Sheets
                                 (in thousands)

                                             June 30, 2004    December 31, 2003
                                             -------------    -----------------
                                              (unaudited)

Current assets *                                 $19,431            $18,951
Property, plant, and equipment, net                6,271              6,652
Total assets                                      46,240             47,990
Current liabilities                               10,150              6,305
Long-term liabilities                              4,291              9,745
Stockholders' equity                              31,799             31,940

Total liabilities and stockholders' equity       $46,240            $47,990


                  * Includes reclass of non-current inventory


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